Filed pursuant to Rule 433

Registration Statement 333-287961

Israel Bonds Current Investment Rates Valid August 15 - August 31, 2026	Development Corporation for Israel/Israel Bonds

PREMIUM JUBILEE BONDS Thirteenth Series	Minimum Subscription: $1,000,000 and increments of $25,000

BOND	RATE	MATURITY DATE	• Issued on the 1st and 15th of each month. • Interest paid every May 1st and November 1st. • 1-Year, 2-Year, 3-Year Premium Jubilee Bonds are not offered in this sales period.
5-Year	5.43%	September 1, 2031
10-Year	5.90%	September 1, 2036
15-Year	6.15%	September 1, 2041

JUBILEE BONDS Thirteenth Series	Minimum Subscription: $25,000 and increments of $5,000

BOND	RATE	MATURITY DATE	• Issued on the 1st and 15th of each month. • Interest paid every May 1st and November 1st. • 1-Year Jubilee Bonds are not offered in this sales period.
2-Year	4.45%	September 1, 2028
3-Year	4.88%	September 1, 2029
5-Year	5.33%	September 1, 2031
10-Year	5.80%	September 1, 2036
15-Year	6.05%	September 1, 2041

MACCABEE BONDS Thirteenth Series	Minimum Subscription: $5,000 and increments of $500

BOND	RATE	MATURITY DATE	• Issued on the 1st and 15th of each month. • Interest paid every May 1st and November 1st. • 1-Year Maccabee Bonds are not offered in this sales period.
2-Year	4.30%	September 1, 2028
3-Year	4.73%	September 1, 2029
5-Year	5.18%	September 1, 2031
10-Year	5.65%	September 1, 2036
15-Year	5.90%	September 1, 2041

SABRA SAVINGS BONDS Tenth Series	Minimum Subscription: $1,000 and increments of $100

BOND	RATE	MATURITY DATE	MATURITY PAYMENT	• Issued on the 1st and 15th of each month. • Maturity value and rate may be rounded. • 1-Year, 2-Year, 5-Year and 10-Year Sabra Bonds are not offered in this sales period.
3-Year	4.94%	September 1, 2029	$1,155.79
			maturity value per $1,000

MAZEL TOV SAVINGS BONDS Tenth Series	Minimum Subscription: $100 and increments of $1

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•    Issued on the 1st of each month.

•     Not available online.

•    Maximum allowable amount purchased by any person during each monthly sales period, registered in the name of one holder, is $2,500; interest paid at maturity.

•    10-Year Mazel Tov Bond is not offered in this sales period.

•    Maturity value and rate may be rounded.

5-Year	5.75%	September 1, 2031	$132.27
			maturity value per $100

eMAZEL TOV SAVINGS BONDS Tenth Series	Minimum Subscription: $36 and increments of $1

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•    Issued on the 1st of each month.

•    May only be purchased online at israelbonds.com.

•    Maximum allowable amount purchased by any person during each monthly sales period, registered in the name of one holder, is $4,999; interest paid at maturity.

•    10-Year eMazel Tov Bond is not offered in this sales period.

•    Maturity value and rate may be rounded.

5-Year	5.85%	September 1, 2031	$47.84 maturity value per $36

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances). The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com. Member FINRA

Israel Bonds Current Investment Rates Valid August 15 - August 31, 2026	Development Corporation for Israel/Israel Bonds

SHALOM SAVINGS BONDS Tenth Series	Minimum Subscription: $100 and increments of $1

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•    Issued on the 1st of each month.

•    Maximum allowable amount purchased by any person during each monthly sales period, registered in the name of one holder, is $5,000,000; interest paid at maturity.

•    Shalom Savings Bonds may only be held by a religious, charitable, literary, scientific or educational organization, contributions to which are, at the time of transfer, deductible for income and similar tax purposes.

•    May not be purchased for governmental entities, individuals or personal trusts.

•    Maturity rate and value may be rounded.

1-Year	4.23%	September 1, 2027	$104.23
2-Year	4.54%	September 1, 2028	$109.30 maturity value per $100

eSHALOM SAVINGS BONDS Tenth Series	Minimum Subscription: $36 and increments of $1

BOND	RATE	MATURITY DATE	MATURITY PAYMENT

•    Issued on the 1st of each month.

•    May only be purchased online at israelbonds.com.

•    Maximum allowable amount purchased by any person during each monthly sales period, registered in the name of one holder, is $5,000,000; interest paid at maturity.

•    eShalom Savings Bonds may only be held by a religious, charitable, literary, scientific or educational organization, contributions to which are, at the time of transfer, deductible for income and similar tax purposes.

•    May not be purchased for governmental entities, individuals or personal trusts.

•    Maturity rate and value may be rounded.

1-Year	4.33%	September 1, 2027	$37.56
			maturity value per $36

FINANCING BONDS	AVAILABLE ONLY THROUGH THE FINANCING PROGRAM

FIXED RATE JUBILEE FINANCING BONDS Thirteenth Series	Minimum Financing Subscription: $100,000 and increments of $25,000

BOND	RATE	MATURITY DATE

*Available ONLY through the financing program.

May only be purchased if financed by an Authorized Institutional Lender, as such term is defined in the prospectus supplement. For a list of Authorized Institutional Lenders, visit israelbonds.com.

•   Issued on the 1st and 15th of each month.

•   Interest paid every May 1st and November 1st.

•   1-Year, 3-Year, 5-Year, 10-Year and 15-Year Fixed Rate Jubilee Financing Bonds not offered in this sales period.

2-Year Financing*	4.95%	September 1, 2028

Issues subject to availability. Bonds will not earn or accrue interest after maturity. Interest rates are determined and announced prior to the applicable issue date of the bond. Bonds are being issued in book-entry form. Certificates will be issued only to government agencies, pension funds, financial institutions and Employee Benefit Plans by request at the time of purchase. The above rates are valid only for the period specified. For current rates, please visit our website. The bonds may not be transferred, sold or pledged (except under certain limited circumstances). The State of Israel has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the State of Israel has filed with the SEC for more complete information about the issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC Website at sec.gov. Alternatively, the State of Israel or Development Corporation for Israel will arrange to send you the prospectus and prospectus supplement if you request. To request a prospectus please call 1.888.519.4111 or visit us at israelbonds.com. Member FINRA